Exhibit 99.1

iGATE Appoints Former Mellon Chairman and CEO Martin G. McGuinn to its Board of Directors

Fremont, CA July 8, 2009 – iGATE (Nasdaq:IGTE), an integrated Technology and Operations (iTOPS) company today announced the appointment of veteran financial services executive Martin G. McGuinn to its Board of Directors, effective immediately. McGuinn will also serve on the company’s Audit and Compensation Committees of the Board of Directors.

“We are extremely pleased to have Marty McGuinn as a member of our Board of Directors. He brings a tremendous amount of knowledge and experience to our Board and we believe he will make a significant impact in the years to come,” stated Sunil Wadhwani, Co-Chairman, iGATE Corporation.

McGuinn has over 25 years of experience at the former Mellon Financial Corporation (now The Bank of New York Mellon), a global financial services company headquartered in New York. He was the Chairman of the Board and Chief Executive Officer of Mellon from 1999 to 2006.

Under McGuinn’s leadership, Mellon was able to narrow its strategic focus and transform from a broad-based commercial bank to a global leader in asset management and asset servicing. During this same period, Mellon became the 5th largest global custodian and the 12th largest asset manager in the world. Based on the organic growth of its asset management and asset servicing businesses, Mellon was able to significantly expand its global presence. In June 2004, Mellon opened a new European headquarters in London where over 1800 employees are based.

McGuinn also serves on the Board of Directors of Celanese Corporation and the Chubb Corporation. He is also a member of the Advisory Board of CapGen Financial, a private equity fund. He has previously served on the Boards of General Reinsurance Corporation, MasterCard International and MasterCard USA, and Shinsei Bank. Originally from Philadelphia, McGuinn earned his bachelor’s degree and a juris doctor degree from Villanova University.

About iGATE

iGATE (NASDAQ:IGTE) is the first outsourcing solutions provider to offer a business outcome based pricing model through a fully integrated technology and operations (iTOPS) structure with global service delivery. iGATE works with clients to optimize their businesses, secure substantial and sustainable year on year cost benefits and tie costs to business needs and results. iGATE provides IT consulting; application development and maintenance; data warehousing; business intelligence solutions; ERP/ enterprise solutions; BPO/business service provisioning; infrastructure management; independent verification and validation; KPO and contact center services. The company has been assessed at CMMI Level 5, follows Six Sigma methodologies, is COBIT, ISO 9001 and ISO 27001 certified, ensuring the highest levels of quality and data security. iGATE has 34 offices in 16 countries and manages global delivery centers in Mexico, Australia, Malaysia and India. iGATE is rated as a leading employer in India. For more information, please visit www.igate.com

Media Contact:

Rathnam Subramanyam

Phone: + 1 510-896-3021

E-mail: pr@igate.com

Investor Contact:

Salil Ravindran

Phone: +1 510-896-3015

E-mail: salil.ravindran@igate.com